Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Anaheim, CA., January 6, 2005 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today announced that it has elected Choon Seng Tan, the new chief executive officer of WBL Corporation Limited, to its seven-member board of directors. He replaces Kevin Lew, the chief financial officer of WBL, who resigned so that Mr. Tan would have the opportunity to serve. Mr. Lew had served on M-Flex’s board of directors since December 2003.

WBL Corporation Limited is a multi-national company listed on the Singapore Exchange that owns approximately 64 percent of the common stock of M-Flex through two of its subsidiaries. Mr. Tan, who was named to his new position at WBL in November 2004, is a graduate of the University of Singapore and is a certified public accountant. During his nearly 30 year career, Mr. Tan has served primarily in senior management positions in the information technology industry, including nearly 18 years with Compaq Computers and Hewlett Packard in the Asia Pacific region.

According to Phil Harding, chairman and chief executive officer of M-Flex, which completed it initial public offering in June 2004, Mr. Tan now serves as one of the board members that WBL has the right to nominate pursuant to a Stockholder Agreement between M-Flex and WBL and certain of its affiliates.

“We welcome Mr. Tan while also thanking Mr. Lew for his service during the past year. Mr. Tan’s substantial management experience in technology companies and his current experience as the chief executive officer of a publicly-traded company will add strength to the M-Flex board,” Harding said.

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Commenting on his new position with the M-Flex board Mr. Tan said, “I am looking forward to being a part of the board and supporting M-Flex’s continued emergence as a public company and a recognized global provider of flexible printed circuits and component assembly solutions to electronics manufacturers.”

The company also announced that it is actively seeking a new candidate to replace Ronald Ragland, who has chosen not to stand for re-election at the company’s annual meeting. According to Harding, Mr. Ragland served on the company’s board of directors since June 2004 and is not seeking re-election in 2005 in order to focus more time on his current business pursuits. Harding expressed appreciation for the contributions Mr. Ragland made during his service on the M-Flex board of directors. “Ron has extensive experience that was helpful to us both from a operations as well as strategic planning perspective. In addition, he provided useful insight to M-Flex as we completed the process of going public during the past year,” Harding said.

The M-Flex board is divided into three classes. The term for Class I directors (currently Phil Harding, Ronald Ragland and Sam Yau) expires at the company’s 2005 Annual Stockholders’ Meeting; the term for Class II directors (of which Kevin Lew previously was a member) expires at the company’s 2006 Annual Stockholders’ Meeting; and the term for Class III directors expires at the company’s 2007 Annual Stockholders’ Meeting. According to the company’s bylaws, the board of directors replaces any director who resigns during his term, and the new director holds office until the next annual election at which the term of the class to which he has been elected expires.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to- end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, portable bar code scanners, personal digital assistants, power supplies and consumable medical sensors. M-Flex’s common stock is quoted on the Nasdaq National Market under the symbol MFLX.